Exhibit 3.1

CERTIFICATE OF MERGER

OF

GCI LIBERTY, INC.

(an Alaska corporation)

WITH AND INTO

GCI MERGER SUB, INC.

(a Delaware corporation)

This Certificate of Merger is being executed and filed pursuant to Section 252(c) of the General Corporation Law of the State of Delaware (the “DGCL”).  The undersigned hereby certifies that:

FIRST:                              The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the merger is as follows:

Name	State of Incorporation
GCI Liberty, Inc.	Alaska
GCI Merger Sub, Inc.	Delaware

SECOND:               An Agreement and Plan of Merger, dated as of March 22, 2018 (the “Merger Agreement”), by and among the Constituent Corporations, has been approved, certified, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Title 8, Section 252(c) of the DGCL and the applicable provisions of the Alaska Corporations Code.

THIRD:                          The authorized capital stock of the foreign corporation consists of 1.72 billion shares, consisting of (i) 100 million shares of Class A-1 Common Stock, no par value, (ii) 10 million shares of Class B-1 Common Stock, no par value, (iii) 500 million shares of Class A Common Stock, no par value, (iv) 20 million shares of Class B Common Stock, no par value, (v) 1.04 billion shares of Class C Common Stock, no par value, and (vi) 50 million shares of Preferred Stock, no par value, of which (A) 7.5 million shares are designated Series A Cumulative Redeemable Preferred Stock, no par value, and (B) 42.5 million shares are undesignated as to series.

FOURTH:             The surviving corporation (the “Surviving Corporation”) in the merger shall be GCI Merger Sub, Inc. and the name of the Surviving Corporation shall be changed to GCI Liberty, Inc.

FIFTH:                            The certificate of incorporation of GCI Merger Sub, Inc. as in effect immediately prior to the merger shall be amended and restated in its entirety to read as set forth on Annex I hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended and restated in accordance with its terms and the DGCL.

SIXTH:                           An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is 12300 Liberty Blvd, Englewood, CO 80112.

SEVENTH:      A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed this 10th day of May, 2018.

GCI MERGER SUB, INC., as the Surviving Corporation

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Vice President

Annex I

RESTATED CERTIFICATE OF INCORPORATION

OF

GCI LIBERTY, INC.

ARTICLE I

NAME

The name of the corporation is GCI Liberty, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of capital stock which the Corporation will have authority to issue is one billion six hundred ten million (1,610,000,000) shares, of which:

(1)                                 one billion five hundred and sixty million (1,560,000,000) shares will be of a class designated as Common Stock, par value $0.01 per share (“Common Stock”), and such class will be divided into series as follows:

a.              five hundred million (500,000,000) shares of Common Stock will be of a series designated as “Series A Common Stock” (the “Series A Common Stock”);

b.              twenty million (20,000,000) shares of Common Stock will be of a series designated as “Series B Common Stock” (the “Series B Common Stock”);

c.               one billion forty million (1,040,000,000) shares of Common Stock will be of a series designated as “Series C Common Stock” (the “Series C Common Stock”); and

(2)                                 fifty million (50,000,000) shares will be of a class designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”), with (a) seven million five hundred thousand (7,500,000) shares of Preferred Stock of a series designated as “Series A Cumulative Redeemable Preferred Stock” as set forth in Article IV, Section D hereof, and (b) forty two million five hundred thousand (42,500,000) shares of Preferred Stock undesignated as to series and issuable in accordance with the provisions of Article IV, Section C hereof and the DGCL.

The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

Unless the context otherwise requires, the terms defined below will have, for all purposes of this Restated Certificate, the meanings herein specified:

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Person” means any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Voting Securities” means the Series A Common Stock, the Series B Common Stock and any series of Preferred Stock which by its terms as set forth herein or in its Preferred Stock Designation is designated as a Voting Security; provided that, except as may otherwise be required by the laws of the State of Delaware, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for by its terms as set forth herein or in the applicable Preferred Stock Designation.

SECTION B

SERIES A COMMON STOCK, SERIES B COMMON STOCK AND
SERIES C COMMON STOCK

Each share of Series A Common Stock, each share of Series B Common Stock and each share of Series C Common Stock will, except as otherwise provided in this Restated Certificate, be identical in all respects and will have equal rights, powers and privileges.

1.                                      Voting Rights.  Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Series B Common Stock will be entitled to ten votes for each share of such stock held of record, on all matters that are submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more series of Common Stock or Preferred Stock, or as a separate series of Common Stock or Preferred Stock, or otherwise).  Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware.  If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

Except (A) as may otherwise be required by the laws of the State of Delaware, (B) as may otherwise be provided in this Restated Certificate, or (C) as may otherwise be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation (as defined in Article IV, Section C hereof), the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with its terms as set forth herein or in the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Restated Certificate required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established (but, in each case, not below the number of shares of such class or series of Capital Stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of Capital Stock will be required for the approval of any such matter, and such stockholders will not be allowed to cumulate their votes.

2.                                      Conversion Rights.

(a)                                 Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock.  Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder’s certificate or certificates for the Series B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Common Stock to be issued and, if less than all of the shares of Series B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Series B Common Stock to be issued.  If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Article IV, Section B.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(b) of this Restated Certificate, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes.  Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Series A Common Stock to which such holder will be entitled as herein provided.  If less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Series B Common Stock not converted.  Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Series A

Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Common Stock on that date.  A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Common Stock.  Shares of Series A Common Stock and shares of Series C Common Stock are not convertible into shares of any other series of Common Stock.

(b)                                 The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Series A Common Stock on conversion of shares of Series B Common Stock pursuant to this Article IV, Section B.2.  The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Series A Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.                                      Dividends.  Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share.  Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor.  Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below.  For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of Capital Stock, Convertible Securities or other securities of the Corporation or any other Person.

4.                                      Share Distributions.  If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

(a)                                 a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

(b)                                 a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

5.                                      Reclassification.

The Corporation will not reclassify, subdivide or combine any series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis.  Any such reclassification, subdivision or combination is subject to Article IX of this Restated Certificate.

6.                                      Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of Series C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock.  Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

7.                                      Preemptive Rights.

The holders of the Series A Common Stock, Series B Common Stock and Series C Common Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

SECTION C

PREFERRED STOCK

The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as are stated and expressed in this Restated Certificate or as may be stated in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a “Preferred Stock Designation”).  Nothing contained in this Article IV, Section C shall limit or otherwise restrict the powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of any series of Preferred Stock set forth in this Restated Certificate.  The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

(i)                                     the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(ii)                                  the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(iii)                               the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(iv)                              the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(v)                                 the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of Capital Stock;

(vi)                              the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(vii)                           any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the powers, designations, preferences and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Restated Certificate or any Preferred Stock Designation.  All shares of any one series of the Preferred Stock will be alike in every particular.  Except to the extent otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, the holders of shares of Preferred Stock or any series thereof will have no voting rights except as may be required by the laws of the State of Delaware.  Further, unless otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to this Restated Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

Except as may be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

SECTION D

SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

7,500,000 shares of the authorized and unissued Preferred Stock are hereby designated  “Series A Cumulative Redeemable Preferred Stock” with the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions (the “Series A Preferred Stock”):

1.                                      Certain Definitions.  For purposes of this Article IV, Section D, the following terms shall have the meanings ascribed below:

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Restated Certificate or thereafter created, incurred, assumed or guaranteed.

“Dividend Period” shall mean the period from and including the Issue Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Article IV, Section D.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GCI Alaska” shall mean GCI Liberty, Inc., an Alaska corporation.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Issue Date” shall mean the Mandatory Conversion Time (as defined in the Amended and Restated Articles of Incorporation of GCI Alaska, as in effect immediately prior to the effective time of this Restated Certificate).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing or authorized after the effective time of this Restated Certificate other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Article IV, Section D.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date.

“Parity Stock” means any class or series of Capital Stock authorized after the effective time of this Restated Certificate that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.

“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Article IV, Section D.4(b) hereof.

“Redemption Price” means the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Reincorporation Merger” shall mean the merger of GCI Alaska with and into the Corporation to effect the reincorporation of GCI Alaska from the State of Alaska to the State of Delaware.

“Reincorporation Rate Effective Date” shall mean the first day after the first Dividend Payment Date following the effective date of the Reincorporation Merger.

“Scheduled Redemption Date” shall mean the first (1st) Business Day following the twenty first (21st) anniversary of the Issue Date.

“Senior Stock” shall mean any class or series of Capital Stock authorized after the effective time of this Restated Certificate that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Dividend Amount” means, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Article IV, Section D.2(a) hereof (and as such amount is subject to adjustment from time to time pursuant to Article IV, Section D.2(b) and Section D.2(c) hereof).

“Stated Rate” shall mean (i) prior to the Reincorporation Rate Effective Date, five percent (5.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock, and (ii) from and after the Reincorporation Rate Effective Date, seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Transfer Agent” means Computershare, Inc. acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

“Votes Per Share” means one-third (1/3) of a vote, as such number may be adjusted pursuant to Article IV, Section D.6(c) hereof.

“Voting Power” means the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.

2.                                      Dividends.

(a)                                 Subject to the prior preferences and other rights of any Senior Stock and the provisions of Article IV, Section D.2(g) hereof, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein.  Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Issue Date to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Article IV, Section D.3 or Section D.4 hereof, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative.  Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Article IV, Section D, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Issue Date (each, a “Dividend Payment Date”), to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay.  For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Issue Date) to the date as of which such determination is to be made, based on a 365-day year, (ii) as of any Dividend Payment Date (other than the first Dividend Payment Date), such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months and (iii) as of the first Dividend Payment Date, such amount shall be calculated on the foregoing rate per annum for actual days elapsed from the Issue Date to the date as of which determination is to be made, based on a 365-day year.

(b)                                 If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Article IV, Section D.2(d) hereof (a “Dividend Default”), then:

(i)                                     the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all accrued and unpaid dividends (whether or not declared) which pursuant to Article IV, Section D.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date; and

(ii)                                  when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.

(c)                                  Once the Series A Preferred Stock becomes initially eligible to be Publicly Traded, if at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.

(d)                                 If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

(e)                                  To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends.  Such accrued and unpaid dividends, together with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”).

(f)                                   Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

(g)                                  So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Article IV, Section D.2(g) shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock; (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary, (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and all such classes and series of Parity Stock.

3.                                      Distributions Upon Liquidation, Dissolution or Winding Up.

Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation,

whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Issue Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock.  The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.  If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section D.3. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

4.                                      Mandatory Redemption.

(a)                                 Redemption.  On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash.  For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Article IV, Section D.2 hereof for so long as such shares remain outstanding.  The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Article IV, Section D.4.

(b)                                 Partial Redemption. If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock.  At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed.  The shares of Series A Preferred Stock to be redeemed in accordance with this Article IV, Section D.4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.

(c)                                  Notice of Redemption and Certificates.  The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Article IV, Section D.13 hereof not later than twenty (20) days prior to the Redemption Date.  Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Article IV, Section D.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)                                 Deposit of Redemption Price.  If the Notice of Redemption shall have been mailed as provided in Article IV, Section D.4(c) hereof, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

(e)                                  Status of Redeemed Shares.  Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.

(f)                                   Certain Restrictions.  If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof.  Nothing contained in this Article IV, Section D.4(f) shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

5.                                      Protective Provisions.

(a)                                 In addition to any vote required by this Restated Certificate or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:

(i)                                     amend, alter or repeal any provision of this Article IV, Section D, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth herein (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or

(ii)                                  authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

(b)                                 If the Corporation shall propose to take action specified in Article IV, Section D.5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice.  Such notice shall specify the material terms of such amendment, alteration or repeal.  Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal.  If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Article IV, Section D.5(b) prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.

(c)                                  In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date, in exchange for such shares of Series A Preferred Stock.

6.                                      Voting.

(a)                                 The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of this Restated Certificate.  The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the  Series A Common Stock and Series B Common Stock on all matters submitted to a vote of the holders of the Series A Common Stock and Series B Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Series A Common Stock and Series B Common Stock), except as required in this Article IV, Section D or by applicable law.  Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote in accordance with Delaware law.  The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Series A Common Stock and Series B Common Stock in accordance with the Bylaws of the Corporation.

(b)                                 Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.

(c)                                  In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Series A Common Stock and Series B Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.

7.                                      Preemptive Rights.

The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

8.                                      Creation of Capital Stock.

Notwithstanding anything set forth in this Restated Certificate, except as provided in Article IV, Section D.5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

9.                                      No Sinking Fund.

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

10.                               Exclusion of Other Rights.

Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Restated Certificate.

11.                               Replacement Certificates.

If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

12.                               Taxes.

(a)                                 Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)                                 Withholding.  All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

13.                               Notices.

All notices referred to in this Article IV, Section D shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Restated Certificate) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed:  (x) if to the Corporation, to its principal place of business (Attention: Chief Legal Officer), (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

14.                               Facts Ascertainable.

The Secretary of the Corporation shall also maintain a written record of (i) the Issue Date, the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, and (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Article IV, Section D.6(c) hereof) and the dates and descriptions of all Adjustment Events, and, in each case, shall furnish such written record without cost to any stockholder who so requests.

15.                               Waiver.

Notwithstanding any provision in this Restated Certificate to the contrary, any provision contained in this Restated Certificate and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.

16.                               Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

17.                               Book Entry.

The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

The governing body of the Corporation will be a Board of Directors.  Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed in the manner provided in the Bylaws.  Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

Prior to the election of directors at the first annual meeting of stockholders following the effective time of this Restated Certificate, the Board of Directors will not be classified.  Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), commencing with the election of directors at the first annual meeting of stockholders following the Mandatory Conversion Time (as defined in the Amended and Restated Articles of Incorporation of GCI Alaska, as in effect immediately prior to the effective time of this Restated Certificate), pursuant to Section 141(d) of the DGCL, the Board of Directors will be divided into three classes:  Class I, Class II and Class III.  Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors (other than any Preferred Stock Directors) authorized as provided in Article V, Section A hereof.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective pursuant to this Article V, Section B.  The term of office of the initial Class I directors will expire at the second annual meeting of stockholders following the Mandatory Conversion Time; the term of office of the initial Class II directors will expire at the third annual meeting of stockholders following the Mandatory Conversion Time; and the term of office of the initial Class III directors will expire at the fourth annual meeting of stockholders following the Mandatory Conversion Time. At each annual meeting of stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article V, Section B for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock, (i) prior to the time the Board of Directors is classified at the first annual meeting of stockholders following the effective time of this Restated Certificate, directors may be removed from office with or without cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class, and (ii) following the time the Board of Directors is classified at the first annual meeting of stockholders following the effective time of this Restated Certificate, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.  Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.                                      Limitation On Liability.

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article V, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.                                      Indemnification.

(a)                                 Right to Indemnification.  The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.  Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article V, Section E.  The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)                                 Prepayment of Expenses.  The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article V, Section E.2(b) or otherwise.

(c)                                  Claims.  To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Article V, Section E.2(c) is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law.  In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)                                 Non-Exclusivity of Rights.  The rights conferred on any person by this Article V, Section E.2(d) will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)                                  Other Indemnification.  To the fullest extent permitted by law, the Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.                                      Amendment or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Article V, Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation.

ARTICLE VI

TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE VII

STOCK NOT ASSESSABLE

The Capital Stock shall not be assessable.  It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of the Corporation.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting.  Except as otherwise provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, or unless otherwise prescribed by law or by another provision of this Restated Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided by its terms as set forth herein or in any Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

Subject to the rights of the holders of any series of Preferred Stock and applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

(i)                                     the amendment, alteration or repeal of any provision of this Restated Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of the Corporation’s stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(ii)                                  the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Article V, Section F of this Restated Certificate;

(iii)                               the merger or consolidation of the Corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein); provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of the Corporation’s stockholders (other than Section 251(h) of the DGCL), or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(iv)                              the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

(v)                                 the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

ARTICLE X

CERTAIN BUSINESS OPPORTUNITIES

1.                                      Certain Acknowledgements; Definitions.

In recognition and anticipation that:

(a)                                 directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, current and former Subsidiaries and Affiliates of the Corporation (“Other Entity”),

(b)                                 the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)                                  the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)                                 the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article X will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation.

Any Person purchasing, receiving or otherwise becoming the owner of any shares of Capital Stock, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article X. References in this Article X to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2.                                      Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article X, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a)                                 such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)                                 such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c)                               any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)                                 the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)                                  the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity,

unless (for any of (a) through (e) above) both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

3.                                      Amendment of Article X.

No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article X will have any effect upon

(a)                                 any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b)                                 any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)                                  the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d)                                 any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

4.                                      Definitions for Article X.

For purposes of this Article X, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under U.S. Generally Accepted Accounting Principles, as in effect from to time.